EXHIBIT 10.26

         FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF STOCK


           This First Amendment to Agreement for Purchase and Sale of Stock (the "First Amendment") is made and entered into October 2, 1995 by and between MIDCOAST HOLDINGS NO. ONE, INC., a Delaware corporation (also hereinafter referred to as ("SELLER"), KOCH
GATEWAY PIPELINE COMPANY, a Delaware corporation (also hereinafter referred to as either "KOCH GATEWAY" or "ASSIGNOR") ; and KOCH GP SERVICES, INC., a Kansas Corporation (also hereinafter referred to as "BUYER").

           Whereas, MIDCOAST HOLDINGS NO. ONE, INC., and KOCH GATEWAY
PIPELINE COMPANY entered into that certain Agreement for Purchase and Sale of Stock dated September 6, 1995 (the Agreement); and
           Whereas, the parties thereto and Koch GP Services, Inc., now agree to amend the Agreement as set out in this First Amendment;
           NOW THEREFORE, for the mutual covenants and agreements set forth below, the parties to this First Amendment agree as follows.
           1. Defined Terms. All capitalized terms used in this First Amendment shall have the meanings set forth in the Agreement, unless otherwise defined herein.
           2. Parties. Pursuant to Section 22 of the Agreement, Koch Gateway Pipeline Company assigns the Agreement and the rights and
obligations therein to KOCH GP SERVICES, INC.    KOCH GP SERVICES,
INC., accepts such assignment and agrees to be bound by and to fulfill the rights and obligations thereunder.
           3. H&W Pipeline/H&W Stock. Pursuant to Section 1 of the Agreement, Buyer elects not to purchase the H&W Stock. All references to H&W Pipeline Corporation in the Agreement shall be void and have no force or effect.
           4. Purchase Price. The second paragraph of Section 1 of the Agreement is stricken and amended to read as follows:
                      The amount to be paid by Buyer to Seller is Four Million Six Hundred Fifty Thousand and No/100 Dollars ($4,650,000) for
           the Five Flags Stock, subject to any adjustments, including but not limited to adjustments for Seller's pro rata share of ad valorem taxes attributable to periods prior to the
           Effective Date, set forth on the closing statement prepared by and agreed upon between Buyer and Seller attached hereto as
           Schedule 1 (the "Closing Statement").   Such payment shall be
           made by wire transfer of immediately available funds to a bank account designated by Seller.

           5. Closing Date and Effective Date. Section 3 of the Agreement is stricken and amended to read as follows:
                      3. Closing and Effective Date. The parties agree that all conditions to closing in the Agreement have been satisfied or waived, except to the extent and manner for resolution agreed upon by the Parties after closing set forth on the written attachment to this First Amendment ("Attachment 1"), if any, and find it in their best interests to proceed to closing immediately on the purchase and sale of the Five Flags Stock this 2nd day of October 1995 at the offices of Seller at 1100 Louisiana, Houston, Texas, at 11:00 a.m. or such other hour on that date as the parties may mutually agree (the
           "Closing" and/or "Closing Date"). Upon Closing, the Parties agree that the purchase and sale of the Five Flags Stock shall be effective October 1, 1995 at 7:00 a.m., Florida time (the Effective Date).

           6. Section 6 of the Agreement is amended by adding at the end of said section after subparagraph (i) the following paragraph:

                      Buyer and Seller agree that the amounts attributable to the liabilities and obligations set forth on the Closing
           Statement shall not be settled pursuant to this Section 6, but rather shall be settled as an adjustment to the Purchase Price at Closing pursuant to Section 1, as amended by this First Amendment.

           7. Section 7 of the Agreement is amended by adding at the end of said section a new paragraph:

                      Buyer and Seller agree that the amounts attributable to the accounts or notes payable and the accounts or notes receivable set forth on the Closing Statement shall not be settled pursuant to this Section 7, but rather shall be settled as an adjustment to the Purchase Price at Closing pursuant to Section 1, as amended by this First Amendment.

           8. A new Section 37 shall be added which provides as follows:
                      37.        Additional Indemnifications.

                      (a) Ad valorem taxes. Notwithstanding any language to the contrary in this Agreement, Seller expressly agrees to indemnify Buyer for a period of three (3) years for any losses, tax payments, penalties and interest attributable to any failure by Five Flags Pipe Line Company or its owners to file complete renditions and/or the necessary information or forms or returns with the appropriate county official and/or to pay ad valorem/property taxes for all periods prior to the Effective Date with respect to ad valorem/property taxes attributable to that company's property located in
                      Escambia County, Florida.   This provision shall not be
                      subject to the limitations set forth in Sections 18, 19, 20, or 21. At the Closing, Seller shall execute, and shall cause its parent corporation, Midcoast Energy Resources, Inc., a Nevada corporation, to execute and deliver to Buyer an original of the Indemnity Agreement attached hereto as Exhibit "K".

                      (b) Imbalances. Notwithstanding any language to the contrary in the Agreement, Seller expressly agrees to indemnify Buyer for any loss or losses attributable to gas supply or gas transportation imbalances on the Five Flags Pipe Line Company pipeline system, provided such loss or losses arise from a matter identified by Buyer within three (3) months from the Effective Date, provided however, Five Flags Pipe Line Company shall have the obligation to collect any imbalances in its favor to
                      offset any claims hereunder.   This provision shall not
                      be subject to the limitations set forth in Sections 18, 19, 20, or 21. At the Closing, Seller shall execute, and shall cause its parent corporation, Midcoast Energy Resources, Inc., a Nevada corporation, to execute and deliver to Buyer an original of the Indemnity Agreement attached hereto as Exhibit "L".

                      (c) Defense of Matters in (a) or (b). Notice of any claim for indemnification under subparagraphs (a) or
                      (b) or Exhibit "K" or "L" shall be given promptly to Seller stating in reasonable detail the nature of such claim and the amount thereof. If an action, suit or proceeding is brought against Buyer or Seller with respect to a matter indemnified pursuant to this Section 37, Seller or its parent corporation shall have the right to assume the defense of any such action, suit or proceeding. Buyer shall have the right in such instance to participate in the defense of any such action, suit or proceeding at its own expense, which in such event, all Parties shall cooperate fully with each other and their counsel in order to ensure a proper and adequate defense. If Seller refuses or declines to defend such action, suit or proceeding, Buyer shall have the right, at the expense of Seller, to defend such action, suit or proceeding with counsel of its own choosing.


           9.         Balance Sheet.   Section 4(f) is amended to provide that
the Five Flags Balance Sheet to be attached as Schedule 4(f-2) will be dated September 30, 1995.

          10. Other Provisions in Agreement. All other provisions in the Agreement not modified by this First Amendment shall remain valid and in effect.

           IN WITNESS WHEREOF, the Parties have executed or caused this First Amendment to be executed in multiple originals by duly authorized officers as of the day and year first above written.

                        MIDCOAST HOLDINGS NO. ONE, INC.


                      By:        ______________________________
                                  Dan C. Tutcher, President




                         KOCH GP SERVICES, INC.


                       By:        ______________________________
                                   Larry Lafferty, Vice-President




                         KOCH GATEWAY PIPELINE COMPANY


                         By:        ______________________________
                                     Rolf A. Gafvert, President

                                 ATTACHMENT 1
             TO FIRST AMENDMENT  TO AGREEMENT FOR PURCHASE AND SALE OF STOCK


           1. Satisfaction of Closing Conditions. The Parties agree that the following conditions to Closing have not yet been met or waived, but that it is in their best interest to proceed with Closing immediately with the following understandings with respect to said unfulfilled conditions:


NONE

                                SCHEDULE  1
TO AGREEMENT FOR PURCHASE AND SALE OF STOCK                   October 2, 1995
     CLOSING STATEMENT
PURCHASE PRICE                                                  $4,650,000.00
ADD:  ACCOUNTS RECEIVABLE
Outstanding Customer Invoices Not Paid


Month       Customer        Invoice #       Volume       Rate      $   Amount
May-95    Premier Gas      4120-60-2197     2,905        0.113     $   328.27
May-95    Champion Intl    4120-60-2203    (1,340)       0.125     $  (167.50)
May-95    Prior Intrastate 4120-60-2204     3,300         0.02     $    66.00
Jun-95    Champion Intl    4120-60-2200     4,027        0.126     $   503.38
Jun-95    Premier Gas      4120-60-2201     4,965        0.113     $   561.05
Jun-95    Prior Intrastate 4120-60-2202    73,121         0.02     $ 1,462.42
Jul-95    Champion         Not Invoiced     3,767        0.125     $   470.87
Jul-95    Premier          Not Invoiced     4,677        0.113     $   528.50
Aug-95    Okaloosa Gas     4120-60-2199                            $11,334.00
Aug-95    Champion Intl    4120-60-2205     4,516        0.125     $   564.50
Aug-95    Champion         Est/Not Inv.     4,247        0.113     $   530.88
Aug-95    Premier          Est/Not Inv.     4,247        0.113     $   479.91
Sep-95    Okaloosa Gas     Not Invoiced                            $11,334.00
Sep-95    Champion Int     Not Invoiced     3,927         0.12     $   490.88
Sep-95    Premier          Not Invoiced     5,707        0.113     $   644.89
Sep-95    Champion         Not Invoiced     8,210        0.125     $ 1,026.25
Sep-95    ANGI             Not Invoiced    91,807         0.03     $ 2,754,21

                                                                   $32,912.51


(continued)

LESS:      PAYABLES TO BE BACKED OUT OF PURCHASE PRICE

  ESTIMATED COSTS
ELECTRIC BILL                                       $         215.00
TELEPHONE BILL                                      $         260.00
WATER BILL                                          $          20.00
PROPERTY TAXES Jan'95-Sep'95                        $      11,636.93
PIPE SAFETY                                         $      (1,290.20)
FIX NEWLY DMGD PIPE NEAR AIR PRODUCTS               $       7,000.00
SOUTHERN FLOW                                       $         206.00

                                                    $      18,047.74

NET INCREASE TO PURCHASE PRICE                      $      14,864.77
                                                        ___________
Net Amount Due                                         $4,664,864.77


        SELLER                                  BUYER

MIDCOAST NO. ONE HOLDINGS, INC.               KOCH GP SERVICES, INC.


___________________________________           _________________________________
Dan C. Tutcher, President                     Larry Lafferty, Vice President